Exhibit 99.1

321 SOUTH BOSTON SUITE 1000, TULSA, OK 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM COMPLETES 1 FOR 10 REVERSE STOCK SPLIT

TULSA, Okla.—(BUSINESS WIRE) - August 3, 2015 — Midstates Petroleum Company, Inc. (NYSE:MPO) (the “Company”) announced today that it completed a one-for-ten reverse stock split of its common stock. The Company’s stock will begin trading on a split-adjusted basis on August 4, 2015. Midstates’ stock will continue to trade on the New York Stock Exchange under the trading symbol “MPO” but will trade under a new CUSIP number.

Upon effectiveness of the reverse stock split, every ten shares of issued and outstanding common stock was automatically combined into one issued and outstanding share of common stock. The reverse stock split reduced the number of shares of the Company’s common stock outstanding from approximately 72 million to approximately 7.2 million. In addition, the number of authorized shares of the Company’s common stock was decreased from approximately 300 million to 100 million.

The Company did not issue any fractional shares in connection with the reverse stock split; stockholders who would otherwise hold a fractional share of the Company’s common stock will receive a cash payment in lieu of such fractional share.

American Stock Transfer and Trust Company, LLC, the Company’s transfer agent, acted as its exchange agent for the reverse stock split. American Stock Transfer and Trust Company, LLC can be reached at (800) 937-5449 or (718) 921-8200.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2015, a copy of which is also available at www.sec.gov or www.midstatespetroleum.com under the SEC Filings tab located on the Investors page.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

*********

Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com